Exhibit 99(C)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [•]	INITIAL PRINCIPAL AMOUNT
CUSIP [•]	REPRESENTED $[•]
ISIN [•]	representing [•] PISTONS
($10 per PISTONS)

CITIGROUP FUNDING INC.

[•] Portfolio Income STrategic Opportunity NoteS Based Upon the CBOE S&P 500 BuyWrite

Index Due [•], 2010

Citigroup Funding Inc., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to [•], 2010 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will not bear monthly investment payments, is not subject to any sinking fund, is subject to redemption at the option of the Holder thereof prior to the Stated Maturity Date and is not subject to the defeasance provisions of the Indenture. The payments on this Note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of [•] Portfolio Income STrategic Opportunity NoteS Based Upon the CBOE S&P 500 BuyWrite Index (the “BXM Index”) Due 2010 (the “PISTONS”).

MONTHLY INVESTMENT PAYMENTS

The Monthly Investment Payments on the PISTONS are payable on each Monthly Payment Date for each Monthly Calculation Period, equal to the product of (1) 8% per annum, (2) the Net Investment Value of the PISTONS on the first Trading Day of such Monthly Calculation Period and (3) the number of days in the Monthly Calculation Period divided by 365.

The Monthly Investment Payments will be payable to the person in whose name the PISTONS are registered at the close of the Business Day immediately following the Monthly Determination Date.

A “Monthly Calculation Period” means a period commencing on and including the third Friday of the immediately preceding month and ending on and excluding the third Friday of the current month (or, if either Friday is not a Trading Day, on the immediately preceding Trading Day). The first Monthly Calculation Period will commence on September 26, 2005.

A “Monthly Payment Date” means a date that occurs five Trading Days after each Monthly Determination Date, commencing on October [•], 2005. If a Monthly Payment Date falls on a day that is not a Business Day, the Monthly Investment Payment to be made on such Monthly Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Monthly Payment Date, and no additional Monthly Investment Payment will accrue as a result of such delayed payment.

A “Monthly Determination Date” means a date that occurs on the third Friday of each month (or, if that Friday is not a Trading Day, on the immediately preceding Trading Day), commencing on October [•], 2005 and ending on the Final Valuation Date.

The “Net Investment Value” of the PISTONS equals, on September 26, 2005, $9.775 (the “Initial Net Investment Value”), and on any other Trading Day, the product of (x) the Net Investment Value of the PISTONS on the prior Trading Day and (y) the Index Return Percentage. The Net Investment Value of the PISTONS will be reduced at the end of the last Trading Day of each Monthly Calculation Period by (1) a Monthly Charge Adjustment Amount and (2) a Monthly Investment Adjustment Amount.

The “Index Return Percentage” on any Trading Day equals

Ending Index Value

Starting Index Value

The “Starting Index Value” equals the Closing Value of the BXM Index on the previous Trading Day.

The “Ending Index Value” equals the Closing Value of the BXM Index on the current Trading Day.

The “Monthly Charge Adjustment Amount” for each Monthly Calculation Period is an amount equal to the product of (1) 1.55%, (2) the Net Investment Value of the PISTONS on the first

Trading Day of the applicable Monthly Calculation Period (or $9.775 for the first Monthly Calculation Period) and (3) the number of calendar days in the applicable Monthly Calculation Period divided by 365. A portion of the Monthly Charge Adjustment Amount (the “Trailing Commissions”) will be paid annually, beginning on [•], 2006 and ending on [•], 2010, to brokerage firms whose clients purchased the PISTONS in the initial offering and who continue to hold their PISTONS on the last Business Day of each [•].

The Trailing Commissions for any annual period will equal:

number of calendar days in
Sum of [(0.004 x NIVp	x	such Monthly Calculation Period	) for each monthly calculation period]
365

where NIVp equals the Net Investment Value as of the first Trading Day of each Monthly Determination Period in such annual period. In no event will the Trailing Commissions exceed $0.04 per PISTONS in any annual period from September 29, 2005.

The “Monthly Investment Payment Adjustment Amount” for each Monthly Calculation Period is an amount equal to the product of (1) 8%, (2) the Net Investment Value of the PISTONS on the first Trading Day of the applicable Monthly Calculation Period (or $9.775 for the first Monthly Calculation Period) and (3) the number of calendar days in the applicable Monthly Calculation Period divided by 365.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the America Stock Exchange or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

REDEMPTION RIGHT

A Holder of the PISTONS may redeem the PISTONS at its option (the “Redemption Right”) in whole or in part, on any Trading Day during the first five calendar days of each month (each, a “Monthly Redemption Period”), beginning on [•], 2006 through and including the Stated Maturity Date (such day being the “Redemption Date”), provided that the Trustee receives a notice (an “Official Notice of Redemption”) from such Holder by 12:00 p.m. New York City time on the last Trading Day in such Monthly Redemption Period.

If a Holder of the PISTONS so redeems the PISTONS, such Holder will receive for each PISTONS a cash amount (the “Redemption Price”) equal to (1) the Net Investment Value of the PISTONS on the Trading Day following the fifth calendar day of that Monthly Redemption Period (the “Redemption Valuation Date”) minus (2) a Redemption Adjustment Amount of 0.15% of the

Net Investment Value on that Redemption Valuation Date. Such cash amount will be paid to the Trustee for delivery on the fifth Trading Day following the Redemption Valuation Date. The Redemption Price will be rounded to the fourth decimal place and will not include the amount of unpaid Monthly Investment Payment accrued to and including the Redemption Date.

So long as the PISTONS are represented by this Note and are held on behalf of DTC, only DTC may exercise the Redemption Right with respect to the PISTONS. Accordingly, beneficial owners of the PISTONS that desire to have all or any portion of their PISTONS redeemed must instruct the participant through which they own their interest to direct DTC to exercise the Redemption Right on their behalf by forwarding the Official Notice of Redemption to the Company. In order to ensure that the Company receives the instruction on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before the participant’s deadline for accepting instructions from the customer. All instructions given to participants from beneficial owners of the PISTONS relating to the right to redeem their PISTONS will be irrevocable.

PAYMENT AT MATURITY

The PISTONS will mature on [•], 2010. On the Stated Maturity Date, Holders of the PISTONS will receive for each PISTONS the Maturity Payment described below.

The Maturity Payment for each PISTONS equals the Net Investment Value of the PISTONS on [•], 2010, the fifth Trading Day before the Stated Maturity Date (the “Final Valuation Date”).

If no Closing Value of the BXM Index is available on the Final Valuation Date because of a Market Disruption Event or otherwise, then the Final Valuation Date will be the immediate succeeding Trading Day on which no Market Disruption Event has occurred. Notwithstanding the foregoing, the Final Valuation Date will be no later than the second Trading Day preceding the Stated Maturity Date. If no Closing Value of the BXM Index is available on any Trading Day other than the Final Valuation Date because of a Market Disruption Event or otherwise, or if the Closing Value of the BXM Index could not be determined in the manner specified in the first and second sentences of this paragraph, the value of the BXM Index for that Trading Day will be calculated by the calculation agent in accordance with the formula for and method of calculating the BXM Index last in effect prior to the commencement of the Market Disruption Event or otherwise, using (x) in respect of the S&P 500 Index, the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of the securities most recently comprising the S&P 500 Index; and (y) in respect of the call option included in the BXM Index, the arithmetic average of the last bid and ask prices (or, if trading in call options has been materially suspended or materially limited, its good faith estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the call option reported before 4:00 p.m. (New York City time) on that date.

The relevant exchange is the primary U.S. organized exchange or market of trading for any security then included in the BXM Index, the S&P 500 Index or any successor index.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the BXM Index or the S&P 500 Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index or the BXM Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index or the BXM Index, as the case may be, will be based on a comparison of the portion of the value of the index attributable to that security relative to the overall value of the index in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market; (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event; (3) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; (4) a suspension of trading in futures or options contracts on the BXM Index or the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the BXM Index or the S&P 500 Index and (5) a “suspension of or limitation imposed on trading” on any relevant exchange or on the primary market on which futures or options contracts related to the BXM Index or the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

DISCONTINUANCE OF THE BXM INDEX

If the CBOE announces the discontinuance or suspension of publication of the BXM Index and, prior to the date of such discontinuance or suspension (the “Discontinuance Date”), the CBOE or another entity publishes a successor or substitute index that Citigroup Global Markets Inc., as the calculation agent, determines, in its sole discretion, to be substantially identical to the discontinued or suspended BXM Index (a “successor index”), then any index value beginning on and subsequent to the Discontinuance Date will be determined by reference to the value of such successor index.

If the calculation agent is unable to identify a successor index prior to the Discontinuance Date, then beginning on the Discontinuance Date, the calculation agent will determine the Closing Value of the BXM Index value on a daily basis and the calculation agent will undertake to identify and designate, in its sole discretion, a successor index prior to the next Monthly Determination Date following the Discontinuance Date. Upon the designation of such successor index by the calculation agent, any Closing Value of the BXM Index will be determined by reference to the value of such successor index upon such designation. If, however, the calculation agent is unable to identify a successor index prior to the Trading Day preceding the next Monthly Determination Date following the Discontinuance Date, then the Final Valuation Date will be deemed accelerated to the next Monthly Determination Date following the Discontinuance Date, and the calculation agent will determine the Net Investment Value of the PISTONS on that date. You will receive a payment on the fifth Trading Day after such Final Valuation Date, if you do not redeem the PISTONS at an earlier date, in the amount equal to the Net Investment Value determined on the Final Valuation Date plus accrued and unpaid Monthly Investment Payments up to, but excluding, the Final Valuation Date.

If the CBOE discontinues or suspends publication of the BXM Index without prior notice, then upon such discontinuance or suspension the calculation agent will determine the Closing Value of the BXM Index on a daily basis and the calculation agent will undertake to identify and designate, in its sole discretion, a successor index prior to the next Monthly Determination Date. Upon the designation of such successor index by the calculation agent, any Closing Value of the Index will be determined by reference to the Closing Value of such successor index upon such designation. If the calculation agent is unable to identify a successor index prior to the Trading Day preceding the next Monthly Determination Date following the discontinuation or suspension, then the Final Valuation Date will be deemed accelerated to the next Monthly Determination Date following the discontinuation or suspension, and the calculation agent will determine the Net Investment Value of the PISTONS on that date. You will receive a payment on the fifth Trading Day after such Final Valuation Date, if you do not redeem the PISTONS at an earlier date, in the amount equal to the Net Investment Value determined on the Final Valuation Date plus accrued and unpaid Monthly Investment Payments up to, but excluding, the Final Valuation Date.

In the event that the calculation agent is required to determine the Closing Value of the BXM Index or any successor index pursuant to the preceding two paragraphs, the Closing Value of the BXM Index of any successor index will be computed by the calculation agent or one of its affiliates in accordance with the formula for and method of calculating the BXM Index last in effect prior to the discontinuance or suspension, using the closing value (in the case of the S&P 500 Index) and closing price (in the case of the S&P 500 Index call option) (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing value or closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of the securities most recently comprising the BXM Index.

ALTERATION OF METHOD OF CALCULATION

If at any time the method of calculating the Index or a successor index is changed in any material respect, or if the BXM Index or a successor index is in any other way modified so that the value of the BXM Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the BXM Index or the successor index, as the case may be, as if the changes or modifications had not been made, and calculate the closing value with reference to the BXM Index or the successor index. Accordingly, if the method of calculating the BXM Index or the successor index is modified so that the value of the BXM Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

GENERAL

This Note is one of a duly authorized issue of debt securities (the “Debt Securities”) of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor, and The Bank of New York, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the PISTONS, and the terms upon which the PISTONS are, and are to be, authenticated and delivered.

In case an Event of Default with respect to the PISTONS shall have occurred and be continuing, the principal of the PISTONS may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment, calculated as though the Stated Maturity Date of this Note were the date of early repayment.

In case of default in payment at Maturity of the Notes, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the PISTONS, from and after Maturity through the date when payment of the unpaid amount has been made or duly provided for, at the rate of [•]% per annum on the unpaid amount due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt

Securities of any series at the time Outstanding, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The Holder of this Note may not enforce such Holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company and the Guarantor to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:
		Name:	Geoffrey S. Richards
		Title:	Vice President and Assistant Treasurer

Corporate Seal
Attest:

By:
Name:	Douglas C. Turnbull
Title:	Assistant Secretary

Dated: September 29, 2005

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in
the within-mentioned Indenture.

The Bank of New York,
as Trustee

By:
Authorized Signatory

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